Exhibit 99.1

Kroger Reports Third Quarter 2024 Results and

Narrows Guidance Range

Third Quarter Highlights

•	Identical Sales without fuel increased 2.3%

•	Operating Profit of $828 million; EPS of $0.84

•	Adjusted FIFO Operating Profit of $1,017 million and Adjusted EPS of $0.98

•	Achieved strong Adjusted Free Cash Flow

•	Executed its go-to-market strategy to deliver value for customers

o	Grew digital sales 11%

o	Our Brands sales growth outpaced total grocery sales growth

o	Increased total households and loyal households

CINCINNATI, December 5, 2024 – The Kroger Co. (NYSE: KR) today reported its third quarter 2024 results, narrowed its guidance range and updated investors on how Kroger is positioned for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger achieved strong sales results in the third quarter led by our pharmacy and digital performance, which reflects the strength and diversity of our model.

We continued to grow total households this quarter by delivering exceptional value for customers, with low prices, personalized offers and great quality Our Brands products, all through a seamless shopping experience. We appreciate our associates for their continued efforts to elevate the customer experience, delivering on our key priorities of full, fresh and friendly.

While we expect the macroeconomic environment to remain uncertain near-term, the strength of our model gives us confidence in our ability to deliver value for customers and invest in our associates, while generating attractive and sustainable returns for shareholders.”

Comments from Chairman and CEO Rodney McMullen on the pending merger with Albertsons

“As we await the courts’ rulings in the regulatory challenge to the merger, we remain confident in the facts and the strength of our position. The food industry has always been competitive and will continue to be after this merger. We are committed to closing this merger because bringing Kroger and Albertsons together will provide meaningful and measurable benefits – lower prices, secure jobs and expanded access to fresh, affordable food – for customers, associates, and communities across the country.”

Sale of Kroger Specialty Pharmacy

Kroger closed the sale of its specialty pharmacy business on October 4, 2024, for $464 million. The sale reduced total company sales in the third quarter by approximately $340 million, compared to the same period last year, and annualized sales will be approximately $3 billion lower going forward. KSP was a low margin business. As a result, the sale of the business increased both Kroger’s gross margin and operating, general and administrative costs as a rate of sales. It had no material effect on operating profit.

Third Quarter Financial Results

	3Q24 ($ in millions; except EPS)	3Q23 ($ in millions; except EPS)
ID Sales* (Table 4)	2.3%	(0.6%)
Earnings Per Share	$0.84	$0.88
Adjusted EPS (Table 6)	$0.98	$0.95
Operating Profit	$828	$912
Adjusted FIFO Operating Profit (Table 7)	$1,017	$1,022
FIFO Gross Margin Rate*	Increased 51 basis points
OG&A Rate*	Increased 22 basis points

* Without fuel and adjustment items, if applicable.

Total company sales were $33.6 billion in the third quarter, compared to $34.0 billion for the same period last year. The decrease in sales was attributable to the sale of Kroger Specialty Pharmacy during the quarter and to lower fuel sales, which was primarily the result of a lower average retail price per gallon compared to last year. Excluding fuel and Kroger Specialty Pharmacy, sales increased 2.7% compared to the same period last year.

Gross margin was 22.9% of sales for the third quarter. The FIFO gross margin rate, excluding fuel, increased 51 basis points compared to the same period last year. This result reflected Kroger’s ability to improve margin, while maintaining competitive pricing and helping customers manage their budgets. The increase in rate was primarily attributable to the sale of Kroger Specialty Pharmacy, Our Brands performance and lower shrink, partially offset by lower pharmacy margins.

The LIFO charge for the quarter was $4 million, compared to a LIFO charge of $29 million for the same period last year. The decreased charge was due to lower expected year over year inflation.

The Operating, General & Administrative rate increased 22 basis points, excluding fuel and adjustment items, compared to the same period last year. This increase in rate was driven by the sale of Kroger Specialty Pharmacy and increased incentive plan costs, partially offset by continued execution of cost savings initiatives.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.21 compared to 1.40 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to pursue growth and enhance shareholder value.

Full-Year 2024 Guidance*

Comments from Interim CFO Todd Foley

“Kroger delivered another quarter of strong results that reflect the resilience of our value creation model. As we head into the final quarter of the year, we are narrowing the ranges of identical sales without fuel, adjusted FIFO Operating Profit and adjusted EPS guidance.

Our business is more diverse than ever and our model gives us confidence in our ability to deliver on our guidance, and continue to generate attractive and sustainable returns for shareholders.”

	Guidance as of September 12, 2024	Guidance as of December 5, 2024
Identical Sales without fuel	0.75% – 1.75%	1.20% – 1.50%
Adjusted FIFO Operating Profit	$4.6 – $4.8 billion	$4.6 – $4.7 billion
Adjusted net earnings per diluted share	$4.30 – $4.50	$4.35 – $4.45
Adjusted Free Cash Flow**	$2.5 – $2.7 billion	$2.5 – $2.7 billion
Capital expenditures	$3.6 – $3.8 billion	$3.6 – $3.8 billion
Adjusted effective tax rate***	23%	22.5%

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2024 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2024 GAAP financial results.

** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans, payments related to opioid settlements and merger-related expenses.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws and policies, which cannot be predicted.

Third Quarter 2024 Highlights

Leading with Fresh

•	Introduced 226 new Our Brands items

•	Announced the top five food trends for 2025

•	Released 12 Days of Murray’s Cheese advent calendar featuring a curated collection of cheeses, jams and crackers

Accelerating with Digital

•	Increased delivery sales by 18% over last year led by Customer Fulfillment Centers

•	Improved Pickup productivity to a record low cost per order supported by the addition of order batching and routing technology in all stores

•	Enhanced the Boost by Kroger Plus Membership by including Disney streaming options with an annual membership

Associate Experience

•	Celebrated 32 company leaders named 2024 Progressive Grocer GenNext Honorees

•	Donated nearly $1 million in associate and company contributions as part of annual giving campaign for charitable causes

•	Celebrated the third year of Kroger’s Game Changers program, bringing together female business leaders, entrepreneurs and key community members as part of the LPGA Queen City Championship

Live Our Purpose

•	Supported disaster response efforts for those impacted by Hurricane Helene

•	Enhanced innovative nutrition scoring system to incorporate more nutritional attributes, making it easier for customers to make healthier food choices

•	Celebrated Hunger Action Month with Kroger’s annual campaign to support food banks in our communities

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: To Feed the Human Spirit™. We are, across our family of companies nearly 420,000 associates who serve over 11 million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Kroger's third quarter 2024 ended on November 9, 2024.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “confident,” “continue,” “deliver,” “expect,” “future,” “guidance,” “model,” “outlook,” “strategy,” “target,” “trends,” “will,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: our proposed transaction with Albertsons, including, among other things, our ability to consummate the proposed transaction and related divestiture plan, including on the terms of the merger agreement and divestiture plan, on the anticipated timeline, with the required regulatory approvals, and/or resolution of pending litigation challenging the merger; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates, along with changes in federal policy and at regulatory agencies; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new strategic collaborations; and the risks relating to or arising from our proposed nationwide opioid litigation settlement, including our ability to finalize and effectuate the settlement, the scope and coverage of the ultimate settlement and the expected financial or other impacts that could result from the settlement. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws and policies, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on December 5, 2024 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, December 5, 2024.

3rd Quarter 2024 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2024		2023		2024		2023
SALES	$33,634	100.0%	$33,957	100.0%	$112,815	100.0%	$112,975	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	25,948	77.2	26,477	78.0	87,332	77.4	88,032	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,898	17.5	5,646	16.6	19,388	17.2	19,974	17.7
RENT	203	0.6	201	0.6	672	0.6	671	0.6
DEPRECIATION AND AMORTIZATION	757	2.3	721	2.1	2,486	2.2	2,396	2.1

OPERATING PROFIT	828	2.5	912	2.7	2,937	2.6	1,902	1.7

OTHER INCOME (EXPENSE)

NET INTEREST EXPENSE	(86)	(0.3)	(94)	(0.3)	(294)	(0.3)	(341)	(0.3)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN BENEFITS	3	-	7	-	9	-	24	-
(LOSS) GAIN ON INVESTMENTS	(20)	(0.1)	26	0.1	(125)	(0.1)	317	0.3
GAIN ON SALE OF BUSINESS	79	0.2	-	-	79	0.1	-	-

NET EARNINGS BEFORE INCOME TAX EXPENSE	804	2.4	851	2.5	2,606	2.3	1,902	1.7

INCOME TAX EXPENSE	187	0.6	204	0.6	568	0.5	472	0.4

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	617	1.8	647	1.9	2,038	1.8	1,430	1.3

NET (LOSS) INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	-	1	-	7	-	2	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$618	1.8%	$646	1.9%	$2,031	1.8%	$1,428	1.3%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.85		$0.89		$2.79		$1.97

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	723		719		722		718

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.84		$0.88		$2.77		$1.95

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	728		725		728		725

DIVIDENDS DECLARED PER COMMON SHARE	$0.32		$0.29		$0.93		$0.84

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $4 and $29 were recorded in the third quarters of 2024 and 2023, respectively. For the year-to-date period, LIFO charges of $66 and $131 were recorded for 2024 and 2023, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 9,	November 4,
	2024	2023
ASSETS
Current Assets
Cash	$235	$254
Temporary cash investments	13,123	1,471
Store deposits in-transit	1,082	1,197
Receivables	2,193	1,938
Inventories	7,585	7,931
Prepaid and other current assets	807	648

Total current assets	25,025	13,439

Property, plant and equipment, net	25,698	24,882
Operating lease assets	6,829	6,752
Intangibles, net	865	890
Goodwill	2,674	2,916
Other assets	1,327	2,142

Total Assets	$62,418	$51,021

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$187	$724
Current portion of operating lease liabilities	667	668
Accounts payable	10,521	10,748
Accrued salaries and wages	1,185	1,177
Other current liabilities	3,714	3,468

Total current liabilities	16,274	16,785

Long-term debt including obligations under finance leases	22,414	12,039
Noncurrent operating lease liabilities	6,512	6,408
Deferred income taxes	1,556	1,506
Pension and postretirement benefit obligations	371	387
Other long-term liabilities	2,397	2,705

Total Liabilities	49,524	39,830

Shareowners' equity	12,894	11,191

Total Liabilities and Shareowners' Equity	$62,418	$51,021

Total common shares outstanding at end of period	724	719
Total diluted shares year-to-date	728	725

Note:	The Company reclassified $2.6 billion of liabilities from other current liabilities to accounts payable on the Consolidated Balance Sheet for the quarter ended November 4, 2023 to conform to the current year presentation. This reclassification was made to the Consolidated Balance Sheet to more accurately present these current liabilities. A similar reclassification was made to the Consolidated Statement of Cash Flows resulting in a change to accounts payable and accrued expenses within net cash provided by operating activities for the quarter ended November 4, 2023.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,038	$1,430
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,486	2,396
Operating lease asset amortization	465	472
LIFO charge	66	131
Stock-based employee compensation	133	124
Deferred income taxes	9	(261)
Gain on the sale of assets	(8)	(45)
Gain on sale of business	(79)	-
Loss (gain) on investments	125	(317)
Other	29	120
Changes in operating assets and liabilities:
Store deposits in-transit	134	(70)
Receivables	(238)	133
Inventories	(662)	(502)
Prepaid and other current assets	(204)	45
Accounts payable	578	991
Accrued expenses	77	(387)
Income taxes receivable and payable	28	148
Operating lease liabilities	(451)	(539)
Other	(136)	999

Net cash provided by operating activities	4,390	4,868

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(3,133)	(2,907)
Proceeds from sale of assets	310	94
Net proceeds from sale of business	464	-
Other	(43)	68

Net cash used by investing activities	(2,402)	(2,745)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	10,499	-
Payments on long-term debt including obligations under finance leases	(145)	(755)
Dividends paid	(651)	(586)
Financing fees paid	(116)	-
Proceeds from issuance of capital stock	106	42
Treasury stock purchases	(125)	(54)
Other	(81)	(60)

Net cash provided (used) by financing activities	9,487	(1,413)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	11,475	710

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,883	1,015
END OF PERIOD	$13,358	$1,725

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(3,133)	$(2,907)
Payments for lease buyouts	46	-
Changes in construction-in-progress payables	271	421
Total capital investments, excluding lease buyouts	$(2,816)	$(2,486)

Disclosure of cash flow information:
Cash paid during the year for net interest	$168	$380
Cash paid during the year for income taxes	$526	$579

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
EXCLUDING FUEL	$29,470	$28,818	$97,595	$96,397

EXCLUDING FUEL	2.3%	(0.6)%	1.2%	1.5%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography or when the location has been in operation for five full quarters. Starting in the first quarter of 2024, Kroger Specialty Pharmacy businesses were not included in identical sales due to being classified as held for sale, while they were included in identical sales in the third quarter and year-to-date periods of 2023.

Table 5. Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 9,	November 4,
	2024	2023	Change
Current portion of long-term debt including obligations under finance leases	$187	$724	$(537)
Long-term debt including obligations under finance leases (a)	22,414	12,039	10,375

Total debt	22,601	12,763	9,838

Less: Temporary cash investments (a)	13,123	1,471	11,652

Net total debt	$9,478	$11,292	$(1,814)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter 52-week basis.

	ROLLING FOUR QUARTERS ENDED
	November 9,	November 4,
	2024	2023
Net earnings attributable to The Kroger Co.	$2,767	$1,878
LIFO charge	48	365
Depreciation and amortization	3,215	3,102
Net Interest expense	394	454
Income tax expense	763	643
Adjustment for pension plan withdrawal liabilities	-	25
Adjustment for loss (gain) on investments	290	(225)
Adjustment for Home Chef contingent consideration	-	2
Adjustment for merger related costs (b)	646	203
Adjustment for opioid settlement charges	-	1,475
Adjustment for gain on sale of Kroger Specialty Pharmacy	(79)	-
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	-	164
53rd week EBITDA adjustment	(187)	-
Other	(12)	(8)

Adjusted EBITDA	$7,845	$8,078

Net total debt to adjusted EBITDA ratio on a 52-week basis	1.21	1.40

(a)	$4.7 billion of debt subject to a special mandatory redemption issued in the third quarter of 2024 is included in long-term debt including obligations under finance leases and temporary cash investments.

(b)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
Net earnings attributable to The Kroger Co.	$618	$646	$2,031	$1,428

Adjustment for loss (gain) on investments (a)(b)	16	(21)	96	(244)
Adjustment for merger related costs (a)(c)	145	73	411	153
Adjustment for opioid settlement charges (a)(d)	-	-	-	1,163
Adjustment for gain on sale of Kroger Specialty Pharmacy (a)(e)	(60)	-	(60)	-
Held for sale income tax adjustment	-	-	(31)	-

2024 and 2023 Adjustment Items	101	52	416	1,072

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$719	$698	$2,447	$2,500

Net earnings attributable to The Kroger Co. per diluted common share	$0.84	$0.88	$2.77	$1.95

Adjustment for loss (gain) on investments (f)	0.02	(0.03)	0.13	(0.34)
Adjustment for merger related costs (f)	0.20	0.10	0.56	0.21
Adjustment for opioid settlement charges (f)	-	-	-	1.60
Adjustment for gain on sale of Kroger Specialty Pharmacy (f)	(0.08)	-	(0.08)	-
Held for sale income tax adjustment (f)	-	-	(0.04)	-

2024 and 2023 Adjustment Items	0.14	0.07	0.57	1.47

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.98	$0.95	$3.34	$3.42

Average number of common shares used in diluted calculation	728	725	728	725

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for loss (gain) on investments were $20 and ($27) in the third quarters of 2024 and 2023, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $125 and ($317) in the first three quarters of 2024 and 2023, respectively.

(c)	The pre-tax adjustments to OG&A expenses for merger-related costs were $186 and $84 in the third quarters of 2024 and 2023, respectively. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs were $509 and $178 in the first three quarters of 2024 and 2023, respectively.

(d)	The year-to-date pre-tax adjustments to OG&A expenses for opioid settlement charges was $1,475 in the first three quarters of 2023.

(e)	The pre-tax adjustment for gain on sale of Kroger Specialty Pharmacy was ($79).

(f)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2024 Third Quarter Adjustment Items include adjustments for the loss on investments, merger related costs and the gain on sale of Kroger Specialty Pharmacy.

2024 Adjustment Items include the Third Quarter Ajustment Items plus the adjustments that occurred in the first two quarters of 2024 for loss on investments, merger related costs and held for sale income tax.

2023 Third Quarter Adjustment Items include adjustments for the gain on investments and merger related costs.

2023 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2023 for gain on investments, merger related costs and opioid settlement charges.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
Operating profit	$828	$912	$2,937	$1,902
LIFO charge	4	29	66	131

FIFO Operating profit	832	941	3,003	2,033

Adjustment for merger related costs (a)	186	84	509	178
Adjustment for opioid settlement charges	-	-	-	1,475
Other	(1)	(3)	(12)	(6)

2024 and 2023 Adjustment items	185	81	497	1,647

Adjusted FIFO operating profit excluding the adjustment items above	$1,017	$1,022	$3,500	$3,680

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.